Exhibit 99.1

DATE: Aug. 17, 2015

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Completes Acquisition of Permian Producer

Represents Decades of Drilling Inventory in Permian’s Delaware Basin

Targeting Delevering Efforts of $800 Million to $1 Billion in Divestitures by Year-End 2016

WPX Provides Hedging Update

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it has successfully closed the purchase of privately held RKI Exploration & Production, LLC.

With the merger complete, WPX now has a substantial presence in the core of the Permian’s Delaware Basin that includes:

•	Approximately 22,000 boe/d of existing production – more than half of which is oil;
•	Approximately 92,000 net acres– approximately 98 percent of which is held by production;
•	More than 3,600 gross risked drilling locations across stacked pay intervals; and
•	More than 375 miles of scalable gas gathering and water infrastructure.

The Permian Basin is characterized by numerous stacked pay reservoirs, extensive production history, long-lived reserves and high drilling success rates. The 92,000 net acres represent more than 670,000 prospective net effective acres of stacked pay.

The newly acquired Permian assets have existing production from 10 of 12 prospective benches in a 9,000 foot hydrocarbon-charged stratigraphic column that includes the Wolfcamp, Bone Spring, Avalon and Delaware Sands intervals.

“This is a defining moment for our company,” said Rick Muncrief, WPX president and chief executive officer.

“This transaction drives our high-margin oil growth, accelerates our portfolio transition to more liquids, and solidifies our premier position in the western United States. These areas enjoy significant advantages of established infrastructure, which provides the opportunity for stronger realized commodity prices,” Muncrief added.

WPX leadership has previous experience in the Permian Basin and a track record of maximizing large-scale oil developments to increase production, reserves and enterprise value while lowering expenses.

Adding the Permian assets increases WPX’s total proved liquids reserves by 33 percent to 268 MMbbls as of year-end 2014. Total net resource potential for the Permian assets is estimated at more than 1.1 billion boe.

Throughout 2014 and 2015, WPX has been actively transforming and enhancing its portfolio, executing more than $4 billion in transactions including the purchase of RKI.

“We have accomplished a tremendous amount in the past year. Our ability to execute is recognized,” Muncrief said. “We will build on that track record by quickly delevering and reestablishing the strength of our balance sheet.”

WPX is targeting $400-$500 million in asset divestitures by the end of 2015 and another $400-$500 million in 2016, with the goal of achieving a net debt/EBITDAX ratio of 2x by year-end 2017 including underlying cash flow growth projections.

Additionally, WPX has amended its revolving credit facility, increasing its total commitments from $1.5 billion to $1.75 billion, favorably modifying existing financial covenants to enhance the company’s liquidity position going forward.

Portfolio rationalization opportunities include the monetization of midstream infrastructure, non-operated properties or other asset sales, along with evaluating creative options to unlock Piceance Basin value.

Barclays and Tudor, Pickering, Holt & Co. acted as financial advisors to WPX on the RKI transaction. Weil, Gotshal & Manges LLP served as legal advisor to WPX.

UPDATED HEDGING ACTIVITY

With the close of the transaction, WPX will inherit RKI’s hedge transactions which primarily consist of fixed price natural gas and crude oil swaps.

Post-closing for the balance of 2015, WPX has hedged approximately 31,000 barrels per day of domestic oil at a weighted average price of $85.14 per barrel, representing approximately 80 percent of anticipated volumes. WPX has hedged approximately 485,000 MMbtu/d of domestic natural gas at a weighted average price of $4.04 per MMbtu representing approximately 75 percent of anticipated volumes.

In 2016, WPX has hedged approximately 25,000 barrels per day of domestic oil at a weighted average price of $62.23 per barrel, representing at least 50 percent of anticipated volumes; and it has hedged approximately 412,000 MMbtu/d of domestic natural gas at a weighted average price of $3.66 per MMbtu, representing at least 70 percent of anticipated volumes.

“By incorporating RKI’s hedge transactions with WPX’s new and existing hedge positions, we are emphasizing our commitment to managing commodity risk and ensuring the certainty of our cash flows,” said Muncrief.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Rick Muncrief is scheduled to present at the Enercom Oil and Gas Conference on Tuesday, Aug. 18. Muncrief’s presentation is scheduled to begin at approximately 10:25 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to view the webcast and the company’s presentation.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has reported double-digit oil volume growth in each of the past three years and operates more than 5,000 natural gas wells. WPX is reshaping its portfolio through more than $4 billion of acquisitions and divestitures.

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This communication includes and references forward-looking statements, including but not limited to those regarding the future performance of the business, the synergies of the Company and RKI Exploration & Production, LLC (“RKI”), and similar things. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins and profitability. Forward-looking statements may use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “forecast” and similar terms and phrases to identify forward-looking statements, and include the assumptions that underlie such statements. Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, there can be no assurance that the results implied or expressed in such forward-looking statements or information or the underlying assumptions will be realized and that actual results of operations or future events will not be materially different from the results implied or expressed in such forward-looking statements or information. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the Company’s ability to successfully integrate RKI’s operations, technology and employees and realize the expected benefits of the acquisition on the expected timeline or at all; unknown, underestimated or undisclosed commitments or liabilities; the level of demand for the combined companies’ products, which is subject to many factors, including uncertain global economic and industry conditions, and natural gas and oil prices generally; state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond the control of the Company; and other risks described in the Company’s SEC filings. The forward-looking statements in this communication speak only as of the date of this communication. Under no circumstances should the inclusion of the forward-looking statements or information be regarded as a representation, undertaking, warranty or prediction by the Company or any other person with respect to the accuracy thereof or the accuracy of the underlying assumptions, or that the Company will achieve or is likely to achieve any particular results.

The forward-looking statements or information are made as of the date hereof and the Company disclaims any intent or obligation to update publicly or to revise any of the forward-looking statements or information, whether as a result of new information, future events or otherwise. Recipients are cautioned that forward-looking statements or information are not guarantees of future performance and, accordingly, recipients are expressly cautioned not to put undue reliance on forward-looking statements or information due to the inherent uncertainty therein.

The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and

“possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure regarding our business that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.